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                                                                    EXHIBIT 10.1


                             [TECHNITROL GTI LOGO]

                                          GTI CORPORATION



FOR IMMEDIATE RELEASE         CONTACT:
NOVEMBER 3, 1998              TECHNITROL: DAVID STAKUN, (215) 355-2900
                              GTI:        BRUCE MYERS, (619) 537-2500


                     TECHNITROL, GTI SETTLE MERGER DISPUTE

     PHILADELPHIA - Technitrol, Inc. (NYSE: TNL) and GTI Corporation (NASDAQ:
GGTI) announced today they have resolved their disagreement as to whether there have been material breaches of certain GTI representations and warranties in their May 26, 1998, Merger Agreement. Under that Agreement, GTI will become an indirect wholly-owned subsidiary of Technitrol, and its shareholders will receive $3.10 in cash for each share of GTI stock.

     "Thanks to a great deal of work on the part of GTI, the concerns we raised in August have been resolved to our satisfaction," said Technitrol Chairman James M. Papada, III. "We are pleased to have found a business solution to business issues, one that is in the best interest of our shareholders, GTI's employees and customers of both companies."

     Closing of the transaction is expected to occur on or about November 16, 1998.

     "We look forward to integrating GTI's worldwide operations into those of our Pulse subsidiary within the Electronic Components Segment," sad Technitrol President and Chief Executive Officer Thomas J. Flakoll. "Our goal is for this process to be as quick and seamless as possible."




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Technitrol, GTI Settle Merger Dispute -- two



     Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers of networking, telecommunications and computer equipment, electrical switching devices, and other products. For more information, visit Technitrol's Web site at http://www.technitrol.com.

     Through Valor Electronics, Inc., GTI Corporation is a multinational manufacturer and leading supplier of magnetics-based components for signal processing and power transfer functions primarily in local area networking and also in telecommunications and broadband products.




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